Exhibit 23.4


November 25, 2003

ANSYS Inc.
275 Technology Drive
Canonsburg, PA 15317

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of ANSYS Inc. and subsidiaries for the periods ended March 31, 2003 and 2002, June 30, 2003 and 2002 and September 30, 2003 and 2002, as indicated in our reports dated April 28, 2003, July 18, 2003, and October 31, 2003 respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP